Exhibit 10(eeee)


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------


         AGREEMENT made as of the 1st day of October, 1994 between URT INDUSTRIES, INC., a corporation duly organized and existing under the laws of the State of Florida (the "Company") whose principal offices are located at 3451 Executive Way, Miramar, Florida 33025, and ALLAN WOLK, whose business address is 3451 Executive Way, Miramar, Florida 33025 (the "Employee").

         The Employee is presently employed by the Company as its Chairman under an employment agreement dated as of March 31, 1992 (the "1992 Agreement");

         The parties have agreed to reduce the base salary payable to the Employee and make various additional changes to the 1992 Agreement and wish to set forth such changes herein.

         IT IS, THEREFORE AGREED,

         1. Subject to all of the terms and conditions of this Agreement (which, from and after the date hereof, shall replace the 1992 Agreement in its entirety), the Company agrees to continue to employ the Employee and the Employee agrees to continue to be employed by the Company from the date hereof until March 31, 2000 (the "Period of Employment"). Each year from April 1st through March 31st during the Period of Employment shall be hereinafter called an "Employment Year". While so employed, the Employee shall serve as the Chairman of the Company's Board of Directors and as its Chief Executive

Officer. The word "Company", as used in paragraphs 2, 6, 7, 8, 9(e), 11, 12, 14 and 16 of this Agreement shall include any company which is an affiliate of URT Industries, Inc. at the time of or after the termination of the Employee's employment, as the term "affiliate" is defined under the Securities Exchange Act of 1934, as amended.

         2.   The Employee agrees that during the Period of Employment:

              (a) he shall devote his entire working time and energy to the business and affairs of the Company; and

              (b) he will not directly or indirectly be associated (as an owner, partner, shareholder, employee, officer, agent, consultant, adviser, or in any other capacity) with any person, firm, corporation, enterprise or entity other than the Company. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent the Employee from: (i) acting as a director of another company provided that there is no conflict of interest between such activities and the duties of the Employee under this Agreement, or (ii) investing his assets in such form or manner as he may determine provided, however, that such investments shall not be made in any company which competes or transacts any material amount of business with the Company or involve any services to be performed by the Employee. The foregoing shall not in any event be construed to


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prevent the Company from leasing any real  property in which the Employee has an interest provided that all requirements of fiduciary duty are satisfied.

         3. From and after the date of this Agreement, the Company shall pay to the Employee, monthly, on the first day of each month, for services rendered hereunder, a base salary ("base salary"), at the following annual rates:

              (i) for that portion of the current Employment Year, beginning on October 1, 1994 and ending on March 31, 1995, at the annual rate of Seven Hundred Twenty Five Thousand Three Hundred and Eighty Dollars ($725,380.00);

              (ii) for the next Employment Year beginning on April 1, 1995 and ending on March 31, 1996, at the annual rate of Five Hundred Seventy Five Thousand Three Hundred Eighty Dollars ($575,380.00);

              (iii) for the portion of the next Employment Year beginning on April 1, 1996 and ending on September 30, 1996, at the annual rate of Five Hundred Seventy Five Thousand Three Hundred Eighty Dollars ($575,380.00);

              (iv) for the following twelve (12) calendar months beginning on October 1, 1996 and ending on September 30, 1997, at the annual rate of Seven Hundred Eighty Four Thousand Forty Eight Dollars ($784,048.00);

              (v) for the following twelve (12)


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calendar  months  beginning on October 1, 1997 and ending on September 30, 1998, at the annual rate of Seven Hundred Eighty Four Thousand Forty Eight Dollars ($784,048.00);

              (vi) for the following twelve (12) calendar months beginning on October 1, 1998 and ending on September 30, 1999, at the annual rate of Seven Hundred Eighty Four Thousand Forty Eight Dollars ($784,048.00); and

              (vii) for the following six (6) calendar months beginning on October 1, 1999 and ending on March 31, 2000, at the annual rate of Seven Hundred Eighty Four Thousand Forty Eight Dollars ($784,048.00);

         4. In addition to the payments of base salary, the Company will credit the Employee, as additional compensation, with the amount of Two Thousand Nine Hundred Thirty Five Dollars ($2,935.00) per month on the first day of each month during the Period of Employment. If the Employee owes the Company any such amount at such time, the amount credited shall be applied by the Company against the amount owed. If such amount is not owed to the Company at such time, such amount will be paid to the Employee on each of such dates.

         5. In the event of the death or total disability of the Employee before the expiration of the Period of Employment,


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


the Company will credit the Employee, as additional compensation, with the aggregate of all remaining amounts which it would have credited to him under paragraph 4 during the balance of the Period of Employment. If the Employee owes any money to the Company at such time, the amounts so credited shall be applied by the Company against the amounts owed. If there is any excess, it shall be paid to the Employee's estate.

         6. The Employee agrees that he shall be required to perform the services required hereunder at any office of the Company which is located during the Period of Employment in Dade or Broward Counties, Florida. In no event will the Company require him to permanently relocate to a different area during the Period of Employment without his approval.

         7. The Employee shall be entitled to such paid vacations as the Employee may deem to be appropriate during the Period of Employment, provided, however, that such vacations do not prevent him from performing his duties hereunder and do not violate any requirements with respect thereto which may be established by the Board of Directors from time to time.

         8. The Employee acknowledges that he is the senior executive of the Company, that his duties have involved him in very significant and highly confidential matters on behalf of the Company and that he possesses intimate knowledge concerning the Company's business, finances and operations. Both he and the Company agree that if, after the expiration or termination of his employment, he should engage, directly or indirectly, in any enterprise which is competitive with the Company's activities, such competition could severely injure the Company. Accordingly, the parties have, after thorough discussion, agreed on provisions which they believe are fair in that they protect the Company from such competition while, at the same time, adequately compensate the Employee. Such provisions are as follows:

              (a) During the period commencing with such expiration or termination and continuing for three (3) years thereafter and for the additional period described in subparagraph 9(a) or 9(b) during which the Employee accepts the payments described therein, the Employee agrees that he will not own or operate or work for or in connection with any company which owns or operates any retail store which sells recorded audio or video products, including tapes and compact disks, or blank audio or video tapes, or any other material product line which the Company sells during the Period of Employment in any state or territory of the United States. The restrictions contained in this subparagraph shall apply to the Employee acting by himself or through any other person, firm or entity of any kind, on his own behalf as well as on behalf of


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


any other person, firm or company, either directly or indirectly.

              (b) In addition to the foregoing, the Employee agrees that for a period of three (3) years after the date of such expiration or termination and for the additional period described in subparagraph 9(a) during which the Employee accepts the payments described therein, he will not divulge to any other person, firm or company, any information relating to the Company's finances, leases, properties, personnel or manner in which the Company conducts its business.

         9. (a) In the event of the expiration of this Agreement or earlier termination of this Agreement for any reason other than death including, without limitation, total disability and mutual consent of the parties, the Company agrees to pay to the Employee, as severance payments: (i) upon such expiration or termination (the "termination date"), an amount equal to the Employee's annual base salary which was in effect at the time of the termination date; and
(ii) upon each anniversary of the termination date, until the death of the Employee, fifty (50%) percent of the amount described in subparagraph (i), payable quarterly. All severance payments required to be made under this subparagraph in the event of the Employee's total disability shall be subject to the provisions of subparagraph 9(c).

              (b) During the period described in subparagraph 9(a) and so long as Employee is entitled to receive payments thereunder, the Company shall continue to provide: (i) medical insurance coverage for the Employee and his family at least equal to that which was provided at the time of the expiration or termination of this Agreement; (ii) an automobile to the Employee substantially equivalent to that which was provided at the time of such expiration or termination; and (iii) the payments described in paragraph 15.

              (c) In the event of the Employee's total disability, all payments received by the Employee under the disability income insurance policy presently provided by the Company shall be credited against the first amounts payable to the Employee under subparagraph 9(a). Such payments shall be made quarterly on the first day of each month during the first twelve (12) months of total disability and monthly thereafter. Appropriate adjustments shall be made for portions of any year and, at the end of each year, there shall be an adjustment with respect to any above-described credits which were not used to offset payments made under this paragraph. The Company agrees to pay all premiums on said policy during the Period of Employment. The term "total disability" shall have the same meaning in this Agreement as in said insurance policy. In the event of the termination of this Agreement as a result of total disability, the provisions of paragraph 8 shall apply with full


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


force and effect.

              (d) All payments received by the Employee under this paragraph 9 shall constitute the consideration for the rights granted to the Company under paragraph 8 hereof as well as severance pay.

              (e) As a condition of receiving the severance payments described herein and as a condition of receiving the benefits described in subparagraph
(b), from and after the date of the expiration or termination of this Agreement as above provided, the Employee shall be available to the Company, as a consultant, to furnish advice to the Company relating to its operations and business including, without limitation of the generality of the foregoing, matters involving the opening of new stores, the sale of new products, employee relations and the acquisition of other companies. Such consultation shall be required to take place at the home of the Employee, wherever located, unless at the Employee's option, he should desire such consultation to take place at the offices of the Company. In no event shall the Employee be required to spend an aggregate of more than ten (10) hours per month (which shall not be cumulative) in carrying out his responsibilities under this subparagraph.

              (f) Upon the death of the Employee and if his wife survives him, the Company shall continue to provide medical insurance coverage to her, for the duration of her life, which is at least equal to that which was provided at the time of the death of the Employee.

              (g) For as long as any payments or benefits may be due to Employee under this paragraph 9, the Company shall not sell all or substantially all of its assets, merge with another company or engage in a reorganization of any kind or nature, in one or a series of transactions, except upon the written agreement by any such other entity, as applicable, which written agreement shall be delivered to Employee, to assume all of the Company's obligations under this Agreement.

         10. If, during the Period of Employment, any person, firm or company (excluding officers and directors of the Company) acting individually or in concert so that they are required to file a Form 13-D with the Securities and Exchange Commission, should acquire effective control of the Company and, therefore, the ability to cause a board of directors chosen by such person, firm or company to be elected, in addition to all other payments required to be made to the Employee under this Agreement, the Employee shall be entitled to receive an amount equal to the maximum amount which may be paid by the Corporation without such payment being considered a "parachute payment" under Section 280G(b)(2)(A) of the Internal Revenue Code of 1986 ("Code") as the same may be amended during the Period of Employment.


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


         11. The Employee acknowledges that because of the Company's multi-state business, its desire to continue to expand such business geographically, the significance of the Employee to the Company's business and the severance benefits provided for, the time and geographical restrictions contained in paragraph 8 are fair and reasonable.

         12. The Employee agrees and acknowledges that if he fails to comply with the provisions of subparagraphs 8(a) and (b), such failure would result in irreparable and continuing damage to the Company for which there would be no adequate remedy at law and that the Company, in such event, shall be entitled to injunctive relief and to such other and further remedies as it may deem necessary in order to cause him to comply with his obligations under such paragraphs. If the Company seeks such relief as the result of the Employee's alleged failure to comply with such paragraphs and the Company is successful, in whole or in part, in obtaining the relief sought, the Employee agrees to be responsible for the payment of all legal fees and expenses incurred by the Company in connection with its efforts to remedy such failure to comply. If the Company is not successful, either in whole or in part, the Company agrees to be responsible for the payment of all legal fees and expenses incurred by the Employee in defense of the Company's efforts to remedy the alleged failure to comply. No waiver or purported waiver by the Employee of any severance


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


benefits shall be construed to release or limit the obligations undertaken by the Employee under subparagraphs 8(a) or (b).

         13. The Company acknowledges that the Employee will require an automobile in connection with the normal performance of his duties under this Agreement and agrees to provide him with an automobile of his selection and to pay the costs and expenses of the operation of such automobile.

         14. During the Period of Employment, the Company agrees to supply to the Employee such hospital and medical insurance benefits and similar benefits as the Company provides to other executive employees.

         15. During the Period of Employment and the period described in subparagraph 9(b), the Company will cause a policy of insurance on the life of the Employee to be maintained which will provide insurance proceeds to be paid to persons who are designated either by the Employee or by persons who, with the Employee's consent, have purchased such policy or caused it to be issued. The policy shall provide for proceeds of Two Million Six Hundred Thousand Dollars
($2,600,000) to be payable upon the death of the Employee. The Company will either pay or reimburse the Employee for the insurance premiums payable with respect to such insurance. Subject to the Employee's approval, which will not be withheld unreasonably, the Company shall have


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


the right to determine the type of insurance policy which shall be purchased and the company from whom such policy is obtained. At present there are a term life insurance policy and a whole life insurance policy on the life of the Employee which provide for such aggregate amount of insurance proceeds in the event of the death of the Employee. The Company shall continue to be responsible for payment of the premiums on said policies until and unless they are replaced with other policies as above provided. The above provisions shall apply regardless of whether such policies are owned by the Employee, his wife, a member of his family or a trust established for the benefit of members of the Employee's family.

         16. If, on a single occasion during the Period of Employment the Employee should desire to obtain a loan from the Company in an amount not to exceed Four Hundred Thousand Dollars ($400,000.00) for a period not to exceed five (5) years, the Company agrees to furnish such loan to the Employee, upon the following conditions:

              (a) the Employee shall pay interest to the Company monthly on such loan at the rate of 3% per annum (such rate being, in part, the consideration for the agreement of the Employee to reduce his base salary and change the 1992 Agreement in certain other respects, as provided in this Agreement);

              (b) the Employee shall be required to provide adequate security to the Company for repayment of the loan; and


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


              (c) such loan shall be upon such other terms and conditions as the directors of the Company, with the advice of counsel, deem to be required to protect the Company.

         17. The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for entertainment, travel and similar items. The Company will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of itemized accounts of such expenditures.

         18. This Agreement shall not be altered, amended or supplemented except by an instrument or instruments in writing signed by both the Company and the Employee and no rights contained herein may be waived or abridged except by the execution of such written instrument by both parties.

         19. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and upon the heirs, legal representatives and assigns of the Employee.

         20. Any notices or communications between the parties given hereunder shall be in writing and sent by certified or registered mail, postage prepaid, as follows: If to the Employee, addressed to him at his address above


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


written. If to the Company, addressed to its address above written, attention Mr. David Jackowitz; or to such other address or addresses as either party may, from time to time, designate in writing to the other.

         21. If for any reason any provision of this Agreement shall be found to be void or invalid, such provision shall be construed in a manner so as to give it maximum effect and such finding shall not effect the validity of the rest of the Agreement, which shall remain in force as if executed with the void or invalid provision eliminated.

         22. This Agreement supersedes any and all prior agreements between the Company and Employee with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.



WITNESSED ON BEHALF
OF THE COMPANY BY:               URT INDUSTRIES, INC.


/s/ Terecita Perez               By: /s/ David Jackowitz (L.S.)
- -------------------------           ----------------------------
                                             President

/s/ Beatriz Rodriguez
- -------------------------

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


WITNESSED ON BEHALF
OF THE EMPLOYEE BY:

/s/ Gail Sokolow                    /s/ Allan Wolk
- -------------------------           ----------------------------
                                             Allan Wolk

/s/ Rebecca Sandoval
- -------------------------


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